Exhibit 16.1

Jewett, Schwartz, Wolfe & Associates
200 S. Park Road Suite 150
Hollywood, Florida 33021

December 2, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Madams or Sirs:

We have read Item 4.01 of Form 8-K/A dated December 2, 2008, of Card Activation Technologies, Inc. and are in agreement with the statements made with respect to information provided regarding Jewett, Schwartz, Wolfe & Associates.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Jewett, Schwartz, Wolfe & Associates

Jewett, Schwartz, Wolfe & Associates
Hollywood, Florida
December 2, 2008